                                                                     EXHIBIT 2.2

                               FIRST AMENDMENT TO

                            STOCK PURCHASE AGREEMENT

This AMENDMENT (this "First Amendment") to the Stock Purchase Agreement (the
"Agreement"), dated as of July 10, 2004, by and among TA Leasing Co., Inc., a
Delaware corporation ("Seller"), Transamerica Corporation, in its capacity as guarantor pursuant to Section 5.12 of the Agreement, and Klesch & Company
Limited, an English-registered limited company ("Purchaser"), is made and entered into as of August 10, 2004. Except as otherwise specifically indicated, capitalized terms shall have the meanings specified in the Agreement.

A. Seller and Purchaser desire to amend the Agreement to facilitate the purchase of the Shares and the Business.

     NOW THEREFORE, the parties hereby agree as follows:

     1. Definitions. Section 1.1 ("Definitions") of the Agreement is hereby amended to include, delete or modify the following definitions:

     "Combined Financial Statements" shall have the meaning set forth in Section
2.04.

     "Commitment Letters" means the commitment letters from financial institutions, dated as of August 10, 2004, issued to Purchaser and delivered to
Seller, pursuant to which such financial institutions agree to provide to
Purchaser, debt financing (as described in such commitment letters) in an aggregate amount of $1,065,000,000 to fund the Acquisition (plus an additional
$100,000,000 for working capital purposes), on terms and conditions set forth in the Commitment Letters.

     "Cut-Off Date" is hereby deleted in its entirety from the Agreement.

     "EBITDA Notice of Objection" is hereby deleted in its entirety from the
Agreement.

     "Equipment Held for Lease" is hereby deleted in its entirety from the
Agreement.

     "Equity Commitments" means (i) Purchaser's commitment to provide an aggregate of $75,000,000 in equity funding to fund the Acquisition, and (ii) one or more executed letters from one or more financial institutions, issued to
Purchaser, pursuant to which the financial institutions named therein agree to provide to Purchaser equity financing in an aggregate amount of not less than
$125,000,000 to fund the Acquisition, on terms and conditions set forth in the expression of interest letters delivered to Seller on August 10, 2004.

     "Independent Expert" is hereby deleted in its entirety from the Agreement.

     "Net Working Capital" is hereby deleted in its entirety from the Agreement.

     "Net Book Value" means the total debt and equity (including inter-company debt and current and deferred income tax liabilities) calculated consistently with the calculation set forth on Exhibit A to this First Amendment.

     "Tax Adjustment Amount" is hereby deleted in its entirety from the
Agreement.

     2. Other Agreement Amendments.

          2.1 Section 2.01 ("Purchase and Sale of Shares") of the Agreement is
hereby deleted in its entirety and replaced with the following:

          Section 2.01 Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section
     2.02(a)), Seller agrees to sell, transfer, assign and deliver to Purchaser, the Purchased Entities by delivering all of the Shares, free and clear of all Liens, and Purchaser agrees to purchase, acquire and accept from
     Seller, the Shares, for an aggregate purchase price of $1,200,000,000 (the
     "Purchase Price"), payable as set forth in Section 2.03 and subject to adjustment after the Closing Date as set forth in Section 2.05. The purchase and sale of the Shares are collectively referred to in this
     Agreement as the "Acquisition".

          2.2 Section 2.04 ("Pre-Closing Purchase Price Adjustment") of the
Agreement is hereby deleted in its entirety and replaced with the following:

          Section 2.04 EBITDA Statement. Within seven (7) Business Days after the date of this Agreement, Seller shall deliver to Purchaser the combined consolidated historical balance sheets of the Purchased Entities as of
     December 31, 2002 and 2003, and the related combined consolidated historical statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 2003, all certified by Ernst & Young LLP, independent certified public accountants
     (collectively, the "Combined Financial Statements"), together with a statement (the "EBITDA Statement") prepared by management of Seller and audited by Ernst & Young LLP in accordance with auditing standards generally accepted in the United States, setting forth the 2003 EBITDA.
     Concurrently with the delivery of the Combined Financial Statements and the
     EBITDA Statement, Seller shall also authorize and instruct Ernst & Young
     LLP to provide access to Purchaser's accountants to working papers prepared by Ernst & Young LLP in the course of the audit of the Combined Financial
     Statements (but not including working papers considered proprietary, privileged or otherwise prohibited from disclosure under applicable AICPA guidelines and ethical standards).

          2.3 Section 2.05 ("Post-Closing Purchase Price Adjustment") of the
Agreement is hereby deleted in its entirety and replaced with the following:

          (a) Net Book Value. Within 60 days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a balance sheet for the
     Purchased Entities as of the Closing Date, which shall have been audited at
     Purchaser's expense by Purchaser's auditor, together with a statement (the
     "Statement") prepared by Purchaser setting forth (i) the Net Book Value of the Business as of the close of business on the Closing Date,

     and (ii) the amount, if any, of current Taxes payable allocable to Straddle
     Period Taxes. After the Closing Date, at Purchaser's reasonable request,
     Seller shall assist Purchaser and its representatives with respect to the preparation of the Statement as may be reasonably requested.

          (b) Objections; Resolutions of Disputes.

          (i) Unless Seller notifies Purchaser in writing within 30 days after
     Purchaser's delivery to Seller of the Statement of any objection to the computation of Net Book Value set forth therein (the "Post-Closing Notice of Objection"), the Statement shall become final and binding. During such
     30-day period Seller and its representatives shall be permitted to review the working papers of Purchaser relating to the Statement and shall be afforded reasonable access, during normal business hours, to Purchaser's employees for purposes of reviewing the Statement and related books and records. Any Post-Closing Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein.

          (ii) If Seller provides the Post-Closing Notice of Objection to
     Purchaser within such 30-day period, Purchaser and Seller shall, during the
     30-day period following Purchaser's receipt of the Post-Closing Notice of
     Objection, attempt in good faith to resolve Seller's objections. During such 30-day period, Purchaser and its representatives shall be permitted to review the working papers of Seller relating to the Post-Closing Notice of
     Objection and the basis therefor. If Purchaser and Seller are unable to resolve all such objections within such 30-day period, the matters remaining in dispute shall be submitted to the Selected Accounting Firm.
     The parties shall instruct the Selected Accounting Firm to render its reasoned written decision as promptly as practicable but in no event later than 30 days after its selection. The resolution of disputed items by the
     Selected Accounting Firm shall be final and binding, and the determination of the Selected Accounting Firm shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The fees and expenses of the
     Selected Accounting Firm incurred under this Section 2.05(b) shall be shared ratably by Purchaser and Seller in proportion to the relative difference between the result obtained by the Selected Accounting Firm to
     Purchaser's position, on the one hand, and to Seller's position, on the other hand. After the Statement shall have become final and binding, neither party may have any further right to make any claims against the other party in respect of (i) any element of the Statement or (ii) any payment made pursuant to Section 2.05(c).

          (c) Adjustment Payment. The Purchase Price shall be: (A) decreased by an amount equal to the amount, if any, by which Net Book Value as of
     Closing plus $113,609,000, is less than the Purchase Price; or (B)
     increased by an amount equal to the amount, if any, by which the Net Book
     Value as of Closing plus $113,609,000 is greater than the Purchase Price
     (the Purchase Price as so increased or decreased being hereinafter called the "Adjusted Purchase Price"). Within 10 days after the Statement has become final and binding in accordance with Section 2.05(b), (i) if the
     Closing Date Payment is greater than the Adjusted Purchase Price, Seller shall pay to Purchaser an amount equal to such difference, plus simple interest thereon at the Applicable Settlement Rate from

     the Closing Date to the date payment is made in full, and (ii) if the
     Closing Date Payment is less than the Adjusted Purchase Price, Purchaser shall pay to Seller an amount equal to such difference, plus simple interest thereon at the Applicable Settlement Rate from the Closing Date to the date payment is made in full (the Closing Date Payment as so increased or decreased being hereinafter called the "Final Purchase Price"). Any such payment hereunder shall be made by wire transfer of immediately available funds to an account designated in writing by Purchaser or Seller, as the case may be. For purposes of this Section 2.05(c), (x) the "Applicable
     Settlement Rate" shall be Closing Date L1BOR plus one percent (1%), and (y)
     "Closing Date LIBOR" shall be the London Interbank Offered Rate (LIBOR) as reported on the Closing Date in The Wall Street Journal for the specified interval of calendar months (expressed as the 3-month LIBOR rate, 6-month
     LIBOR rate, 9-month LIBOR rate and so on; as applicable), that most closely corresponds to the time period between the Closing Date and the date that payment in full pursuant to this Section 2.05(c) is made.

          2.4 Section 2.06 ("Tax Adjustment Amount") of the Agreement is hereby deleted in its entirety.

          2.5 Section 3.05 of the Agreement is hereby amended by adding the following subsection (c):

          (c) Attached as Exhibit B to the First Amendment is the unaudited combined consolidated balance sheet of the Purchased Entities as of June
     30, 2004 (the "June 30. 2004 Balance Sheet"). The June 30, 2004 Balance
     Sheet has been prepared from, is in accordance with and accurately reflects, in all material respects, the books and records of the Purchased
     Entities, has been prepared in accordance with U.S. GAAP for interim financial statements on a consistent basis during the period involved, and fairly presents, in all material respects, the combined consolidated financial position of Purchased Entities as of the date referred to therein.

          2.6 Section 5.03(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

          (d) declare, set aside or pay any dividend (other than cash dividends)
     or other distribution payable in stock or property with respect to any shares of any class or series of its Capital Stock, except as set forth on
     Schedule 5.08;

          2.7 Section 5.03(g) of the Agreement is hereby deleted in its entirety and replaced with the following:

          (g) (i) incur or assume any long-term or short-term Indebtedness; (ii)
     assume, guarantee, endorse or otherwise become liable or responsible
     (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than finance leases entered into in the ordinary course of business; or (iv) enter into any commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real

     estate) involving payments by any of the Purchased Entities in excess of
     $500,000; provided that, notwithstanding the foregoing, the Purchased
     Entities shall be permitted to incur, pay or satisfy any inter-company
     Indebtedness;

          2.8 Section 5.11(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

          (a) Between the date of the Agreement and the Closing, Purchaser agrees to use its best efforts to secure all financing necessary for
     Purchaser to consummate the Acquisition on or before September 30, 2004, and to cause any conditions to Commitment Letters or other financing to be satisfied as expeditiously as practicable; provided, however, that in fulfilling its obligation under this Section 5.11, Purchaser shall not be obligated to pay any amounts in excess of $10,000,000 in the aggregate to secure financing necessary to consummate the Acquisition; provided further that Purchaser shall not be obligated to (i) commence any litigation against any financial institution or other third party unless Purchaser has received advice of counsel acceptable to both Purchaser and Seller to the effect that the initiation of any such litigation is reasonably likely to result in Purchaser securing financing necessary to consummate the
     Acquisition on or before September 30, 2004, or (ii) engage or contact any third party financial institution unless Purchaser reasonably believes that
     (A) any of the financial institutions providing the Commitment Letters are not working in good faith to satisfy the conditions contained in such
     Commitment Letters; and (B) engaging any such third party financial institution is reasonably likely to result in Purchaser securing the financing necessary to consummate the Acquisition on or prior to September
     30, 2004.

          2.9 Section 5.12 ("Transamerica Corporation Guarantee") of the
Agreement is hereby deleted in its entirety and replaced with the following:.

          Section 5.12 Transamerica Corporation Guarantee. In order to induce
     Purchaser to execute this Agreement, Transamerica Corporation (the
     "Guarantor") hereby unconditionally guarantees the full and prompt payment and performance of the obligations of Seller set forth in this Agreement
     (the "Guaranty"). This Guaranty shall be a continuing and irrevocable guaranty of payment and performance in accordance with the. terms of this
     Agreement, and the Guarantor shall remain liable on its obligations hereunder until the payment and performance in full of the obligations of
     Seller. Guarantor hereby represents that it has all requisite corporate power and authority to undertake its obligations set forth in this Section
     5.12 and to guarantee the full and prompt payment and performance of the obligations of Seller set forth in this Agreement. This Guaranty and the rights, interests or obligations thereunder may not be assigned by
     Guarantor or Purchaser without the prior written consent of the other party; provided, however, that (i) Purchaser may assign its rights and obligations under the Guaranty to Affiliates of Purchaser in connection with consummating the transactions contemplated by this Agreement, and (ii)
     Purchaser or its permitted assignees in clause (i) above may assign its rights and obligations under the Guaranty to commercial lenders or institutional investors (each, a "Financial lnstitution") as collateral in connection with financing or refinancing the Acquisition and only to a maximum of five (5) Financial Institutions. Notwithstanding anything to the contrary, permissible Financial Institution assignees of

     Guaranty shall have no rights against Guarantor or with respect to the
     Guaranty unless (i) Purchaser is in default of its obligations under applicable agreements between Purchaser and such Financial Institution and
     (ii) such permissible Financial Institution assignees have pursued all available remedies against Purchaser. Guarantor's liability under the
     Guaranty shall be secondary and not that of a principle obligor. Subject to the foregoing, the Guaranty shall inure to the benefit of and be binding upon Purchaser and Guarantor and their respective permitted successors and assigns. Except as provided above, nothing in the Guaranty will confer upon any person or entity not a party to the Guaranty, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of the Guaranty. Guarantor shall deliver to Purchaser the unaudited consolidated financial statements of the Guarantor as of December 31 in each of the years during the term of the Guaranty (which, for the avoidance of doubt, shall be prepared in accordance with Dutch accounting principles until such time as Guarantor adopts International Accounting Standards, and then in accordance with
     International Accounting Standards); provided, however, that before the delivery of such financial statements, Purchaser shall enter a confidentiality agreement with the Guarantor in form and substance mutually satisfactory to both parties. At the Seller's option (which option may be exercised only once), Seller may at any time designate a substitute guarantor, provided such substitute guarantor (i) has publicly available financial statements; (ii) has a tangible net worth of not less than $2 billion dollars, calculated in accordance with U.S. GAAP; (iii) execute a binding agreement, in form and substance reasonably satisfactory to
     Purchaser, acknowledging its obligation to be bound by the terms, conditions and obligations of the Guaranty set forth in this Section 5.12, of the Agreement; and (iv) is an Affiliate of Seller. This paragraph contains the entire agreement of Guarantor with respect to the Guaranty of the obligations of Seller under this Agreement. The terms and conditions of this Guaranty may not be waived, altered, amended or otherwise modified except in writing signed by Guarantor and Purchaser.

          2.10 Section 6.02(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

          (a) From and after the Closing, Seller shall be liable for and shall indemnify Purchaser Indemnitees against and hold them harmless on an after-Tax basis from (i) all liability for Taxes of the Purchased Entities and each Company Group with respect to any Pre-Closing Tax Period, (ii) all liability (as a result of Treasury Regulation Section 1.1502-6(a) or otherwise) for Taxes of Seller or any other corporation which is or has ever been affiliated with Seller (other than the Purchased Entities) or with whom the Purchased Entities otherwise joins, has ever joined, or is or has ever been required to join, in filing any consolidated, combined or unitary Tax Return prior to the Closing Date, (iii) all liability for Taxes of the Purchased Entities or any Company Group arising (directly or indirectly) as a result of the Acquisition or the other transactions contemplated hereby (including, but not limited to, the Restructuring),
     (iv) any breach of any representation or warranty contained in Section
     3.17, (v) all liability for Seller Taxes resulting from the Section 338(g)
     election contemplated by Section 6.07(b), (vi) all liability for Taxes resulting from the Section 338(h)(10) elections (and any comparable elections under state or local Tax law) contemplated by Section 6.07, and
     (vii) all liability for reasonable legal fees and expenses attributable to any item in the foregoing clauses.

          2.11 Section 8.01(a) ("Termination") of the Agreement is hereby deleted in its entirety and replaced with the following:

          (a) Notwithstanding anything to the contrary in this Agreement, this
     Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

          (i) by mutual written consent of Seller and Purchaser;

          (ii) by Seller, if any of the conditions set forth in Section 7.01, or
     7.03 shall have become incapable of fulfillment, and shall not have been waived by Seller;

          (iii) by Purchaser, if any of the conditions set forth in Section 7.01 or 7.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or

          (iv) by Seller or Purchaser, if the Closing does not occur on or prior to September 30, 2004;

          provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this
     Agreement.

          2.12 Section 9.02(f) of the Agreement is hereby deleted in its entirety.

          2.13 Section 9.05(a)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

          (i) Seller shall not be responsible pursuant to Section 9.02(a),
     (except in connection with a breach of representations and warranties contained in Sections 3.02 (Ownership of Capital Stock), 3.17 (Tax Matters)
     and 3.18 (Environmental Matters)), for (x) any Losses suffered by any
     Purchaser Indemnitee unless the aggregate of all Losses suffered by the
     Purchaser Indemnitees exceeds, on a cumulative basis, an amount equal to
     Ten Million Dollars ($10,000,000) (the "Indemnity Threshold"), and then only to the extent of Losses in excess of the Indemnity Threshold, or (y)
     any individual items where the Loss relating thereto is less than Two
     Thousand Five Hundred Dollars ($2,500) (provided that any Losses arising out of one or more claims involving or arising out of the same or substantially similar facts, events or circumstances shall be aggregated as one claim for purposes of determining whether the basket set forth in this
     Section 9.05(a)(i)(y) applies) ("Minor Claims"), unless the aggregate amount of Minor Claims exceeds Fifty Thousand ($50,000), and then only to the extent of any such excess (subject to the Indemnity Threshold); and

          2.14 Section 10.06 ("Expenses") of the Agreement is hereby deleted in its entirety and replaced with the following:

          Section 10.06 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein each of the

     parties hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this
     Agreement and the Ancillary Agreements including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party.

     3. Construction. All provisions of the Agreement, as amended by this First
Amendment, shall apply to the purchase of the Shares and the Business.

     4. Ratification of Agreement. Except as modified or otherwise provided by the terms of this First Amendment, the Agreement, as amended by this First
Amendment, is hereby ratified and confirmed in its entirety, and remains in full force and effect in accordance with its terms.

     5. Entire Agreement. This First Amendment, along with the Agreement, including the Schedules (and the Introduction thereto) and Exhibits thereto; any written amendments to the foregoing satisfying the requirements of Section 10.01 of the Agreement, the Non-Disclosure Agreement and the Ancillary Agreements,
including the schedules, exhibits and annexes thereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes any previous agreements and understandings between the parties with respect to such matters. There are no promises, understandings or representations other than those set forth in those documents.

     6. Counterparts. This First Amendment may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person.

     7. Governing Law. This First Amendment and any disputes arising under or related thereto (whether for breach of contract, tortious conduct or otherwise)
shall be governed and construed in accordance with the laws of the State of New
York, without reference to its conflicts of law principles.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Seller, Guarantor end Purchaser have caused this First
Amendment to be duly executed as of the date first above written.

                                    TA LEASING HOLDING CO, INC., SELLER

                                    By: /s/ Thomas Bastian
                                        ------------------------------------
                                         Name: Thomas Bastian
                                         Title: EVP

                                    KLESCH & COMPANY LIMITED, PURCHASER

                                    By: /s/ A. Gary Klesch
                                        ------------------------------------
                                       Name: A. Gary Klesch
                                       Title: Chairman

                                    TRANSAMERICA CORPORATION,
                                       in its capacity as Guarantor
                                       pursuant to Section 5.12 of the Agreement

                                    By: /s/ Vincent E. Hillery
                                        ------------------------------------
                                        Name: Vincent E. Hillery
                                        Title: Vice President